Exhibit 4.4.5

ORIGINAL

COMMERCIAL LOAN EXTENSTION AGREEMENT

WHEREAS Exchange National Bank & Trust Co. of Atchison (“Lender”) loaned MGP Ingredients, Inc (“Borrower”) the sum of Two Million Eight Hundred Thousand Dollars and 00/100 ($2,800,000.00) as evidenced by a note (#6406) and two mortgages, executed and delivered on April 15, 2009, and are hereby incorporated herein as a part of this instrument, and

WHEREAS, said note has matured on September 3, 2009 with a principal balance of Two Million Eight Hundred Thousand Dollars and 00/100 ($2,800,000.00).

THEREFORE, it is hereby agreed that said note be extended until July 5, 2010 at which time the principal balance will then be due, plus accrued interest. It is further agreed all other respects of said note and mortgage contract shall remain in full force and effect.

AND, the Borrower agrees to pay a one-time modification fee of $2,500.00.

Signed, sealed and delivered on this 3rd day of September, 2009.

EXCHANGE NATIONAL BANK & TRUST CO.		MGP INGREDIENTS, INC
OF ATCHISON

By:	/s/ Mark Windsor	/s/ Timothy W. Newkirk
	Mark Windsor, President	Timothy W Newkirk, President & CEO